Exhibit 10.17

CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is made and entered into as of November 17, 2015 (the “Effective Date”), between Tesco Corporation (“Tesco”) and Dean Ferris (“Consultant”).
Recitals
WHEREAS, Consultant’s employment with Tesco ended as of November 16, 2015; and
WHEREAS, Tesco has requested and Consultant has agreed to perform certain consulting services as may be reasonably requested by Tesco until December 31, 2015, including but not limited to answering questions about and providing professional advice and counsel concerning Consultant’s past work for Tesco, and other matters of interest to Tesco that may arise from time to time, and of which Consultant has expertise, knowledge or information (collectively, “Requested Services”); and
NOW, THEREFORE, in consideration of the mutual promises herein contained, Tesco hereby engages Consultant, and Consultant agrees to provide the Requested Services to Tesco as an independent contractor, beginning on the Effective Date, and ending December 31, 2015, subject to the following terms and conditions:
1.The above Recitals are substantive terms of this Agreement.

2.This Agreement shall commence on the Effective Date and continue thereafter until December 31, 2015, subject to earlier termination as provided below (the “Term”):
Notwithstanding the foregoing, this Agreement may be terminated immediately by Tesco for:
(a)      Consultant’s breach of this Agreement or any contractual duties he owes Tesco;
(b)      Consultant’s fraud, forgery, material misrepresentation, or dishonesty during the Term;
(c)      Consultant’s conviction or deferral of adjudication of, or plea of no contest to, a felony crime or a crime of moral turpitude, including, without limitation, a misdemeanor crime of moral turpitude;
(d)      Consultant’s unauthorized use or disclosure of confidential information belonging to Tesco or to any employee, business partner, or affiliated company (e.g., predecessor, successor, merged, parent, subsidiary or other related companies) of Tesco (collectively, with Tesco, the “Tesco Group”);
(e)      Any act by Consultant that causes, or reasonably could be expected to cause, financial or other legal injury or public disapproval of or public embarrassment to Tesco or any member of the Tesco Group, provided however, that nothing herein shall be construed as preventing Consultant from filing a report in good faith with a government agency having oversight of Tesco’s business, subject only to Consultant’s duties to his clients as an attorney;
(f)      Consultant provides independent consulting services to or accepts remuneration from or employment with any entity whose primary business is competitive to Tesco’s; or
(g)      Consultant and any member of the Tesco Group have a conflict of interest that interferes with or limits in any way the attorney-client relationship.
(h)     Any other lawful reason.
Consultant shall provide Tesco notice in writing immediately upon the occurrence of an event that falls under paragraph 2(a) through (f) of this Agreement.  If Tesco terminates this Agreement, the Agreement shall terminate immediately upon written or oral notice from Tesco to Consultant. The Agreement may also be terminated by Consultant with or without cause at any time upon seven (7) days’ notice.
3.Tesco shall incur no obligations under this Agreement except to compensate Consultant during the Term as specified herein.  Tesco does not promise to request any specified or minimum amount of services from Consultant during the Term of the Agreement.

4.Consultant agrees that Tesco shall not incur any liability whatsoever for any acts or omissions relating to or arising from the Agreement, other than to perform under its terms.  Further, by entering into this Agreement, Consultant acknowledges and agrees that no remedies are available to him resulting from any breach of this Agreement or arising from this Agreement, except that Tesco shall make the payment required under the Agreement.

5.In performing his obligations hereunder, Consultant shall comply with all applicable ethics requirements (federal and state), all applicable laws, and all applicable orders, rules and regulations of all duly constituted authorities.

6.Consultant shall at all times during the Term of this Agreement be an independent contractor, and nothing in this Agreement shall be construed as creating an employment relationship between Tesco and Consultant.
(a)      Tesco and Consultant recognize that Consultant’s services require specialized training and skills; Consultant warrants that he presently has, and he promises during the Term to maintain, the training and skills required to perform work under this Agreement.
(b)      Consultant shall have no authority to hire any persons on behalf of Tesco, and any person whom Consultant may employ shall be solely the employee of Consultant.
(c)      Consultant shall have control and management of Requested Services, and no right is reserved to Tesco to direct or control the manner in which the work is performed, as distinguished from Tesco’s right to set the deadline and performance standard by which the Requested Service is to be accomplished.
(d)      Nothing in this Agreement shall be construed to authorize Consultant to incur any debt, liability, or obligation of any nature for or on behalf of Tesco.  Consultant agrees, however, that Requested Services shall be completed in accordance with instructions delivered to Consultant by Tesco.
(e)      Neither Consultant nor Consultant’s agents or employees, if any, shall become entitled to participate in any benefits or privileges given or extended by Tesco to employees (including, but not limited to, pension, profit sharing, workers’ compensation insurance, unemployment insurance, other insurance, health, medical, life or disability benefits or coverage, or paid time off) because of services performed under this Agreement.
(f)      Consultant agrees to be solely and entirely responsible for the acts or omissions of Consultant and Consultant’s employees, if any, including acts or omissions during the performance of Requested Services.
(g)    Consultant shall not perform any work at Tesco’s offices or facilities unless expressly asked to do so by Tesco’s Vice President of Human Resources, James Dunlop.
7.As compensation for the Requested Services, including Consultant’s commitment to be reasonably available for consultation during the Term, Tesco shall pay Consultant $12,000.00 on or before December 1, 2015, and another $24,000.00 on or before January 15, 2016.  If, however, this Agreement terminates for any reason before December 31, 2015, then, as compensation for Requested Services, including Consultant’s commitment to be reasonably available for consultation during the Term, Tesco shall pay Consultant a pro rata percentage of the compensation due to Consultant based on the percentage of the term that was fulfilled before the Agreement was terminated. Consultant shall submit a report in e-mail or other written format to Tesco’s Vice President of Human Resources, James Dunlop, detailing the hours worked and describing the specific Requested Services provided, or specifying that no services were requested, every 15 days throughout the term of the Agreement, and at the end of the Term.  Tesco agrees that its payment obligations as set forth herein apply even if Consultant is not asked to perform any Requested Services.

8.Tesco shall reimburse Consultant for all reasonable (in type and amount) business expenses incurred by Consultant in the course of providing Requested Services, subject to prior approval of the expenses by Tesco.  Consultant shall furnish Tesco with the documentation required by the Internal Revenue Code of 1986, as amended (or by any successor revenue statute) (the “Code”) and the regulations thereunder in connection with all such expenses including, without limitation, all approved business travel and entertainment expenses.

9.It is expressly intended that Consultant shall, in all instances, be an independent contractor.  Nothing herein prevents Consultant from providing services to other entities, individuals or businesses, provided such other services do not:  (a) prevent Consultant from complying with his obligation to provide Requested Services under this Agreement; (b) cause Consultant to divulge or misappropriate any confidential information concerning the Tesco Group’s operations or the results of any operations conducted by any member of the Tesco Group; or (c) create a conflict of interest with Tesco’s business or that of the Tesco Group.  Unless Tesco agrees otherwise, Consultant shall be solely responsible for procuring, paying for, and maintaining any equipment, software, tools, or supplies necessary or appropriate for the performance of Requested Services under this Agreement.

10.Consultant agrees to and does hereby accept full and exclusive liability for the payment of any and all income taxes and contributions or taxes for unemployment insurance, social security, or disability benefits and retirement benefits, pensions or annuities, now or hereafter imposed by or under the laws of the United States, or of any state or municipality in which this Agreement is to be performed and which are measured by the wages, salaries, or other remuneration paid to any persons furnished by Consultant on Requested Services.  Consultant agrees to make payments of any and all such contributions and taxes or similar charges, and to relieve Tesco of and from any and all liability therefor. Consultant shall be solely responsible for payment of all taxes, including self-employment taxes, due as a result of Tesco’s payment for services rendered pursuant to this Agreement, and Consultant shall indemnify and hold Tesco harmless in the event Tesco is required to pay any such taxes in connection with any payment to Consultant under this Agreement.  Consultant further agrees to fully comply with the Occupational Safety and Health Act of 1970, as amended, and with all laws and regulations applicable to fair and equal employment.  Consultant also assumes all liability for any applicable sales or use taxes for payments made to Consultant hereunder.

11.To induce Tesco to enter into this Agreement, Consultant hereby agrees that, except as required by applicable law, all non-public documents, records, techniques, business secrets, and other information which come into Consultant’s possession from time to time relating to the Tesco Group, or to Consultant’s work for the Tesco Group, are confidential and proprietary to Tesco (“Confidential Information”).  Consultant further agrees not to use or to disclose Confidential Information to any third party except as authorized and required for performance of Requested Services under this Agreement.  In the event of a breach or threatened breach by Consultant of the provisions of this Paragraph 11, Tesco shall, in addition to any other available remedies, be entitled to seek an injunction restraining Consultant from disclosing, in whole or in part, any such information or from rendering any services to any person, firm or corporation to whom any of such information may have been disclosed or is threatened to be disclosed.  If Consultant is legally required to disclose Confidential Information relating to Tesco or its affiliates, Consultant shall promptly notify Tesco so that Tesco may seek to prevent or limit the disclosure of such Confidential Information.

12.All proprietary technology and all financial, operating, and training ideas, processes, and materials, including works of expression and all copyrights in such works, relating to Tesco’s current or potential business, that are developed, written, conceived of, or improved upon by Consultant, singly or jointly, in connection with, as a result of, or otherwise incident to the performance of Requested Services under this Agreement, shall be the sole property of Tesco.  Accordingly, Consultant will disclose, deliver, and assign to Tesco all of Consultant’s right, title and interest in and to such patentable inventions, discoveries, and improvements, trade secrets, and all works subject to copyright.  Consultant agrees to execute all documents and patent applications, to make all arrangements necessary to further document such ownership and/or assignment, and to take whatever other steps may be needed to give Tesco the full benefit of them, both during the term of this Agreement and thereafter.  Consultant specifically agrees that all copyrighted materials generated or developed under this Agreement, including but not limited to computer programs and documentation, shall be considered works made for hire under the copyright laws of the United States and that they shall, upon creation, be owned exclusively by Tesco.

13.INDEMNITY PROVISIONS FOR LIABILITY OR DAMAGES OF EVERY KIND. Consultant agrees to and shall indemnify and hold harmless Tesco and its affiliated companies, and its and their agents, servants and employees, from and against any and all claims, actions, demands, losses, damages, causes of action, suits and liability of every kind, including all expenses of litigation, court costs, and attorneys’ fees, (i) arising out of injury to or death of any person, including Consultant, or (ii) for damage or injury to any property or interest of any person or entity, to the extent arising out of or caused by the negligent, willful, or intentional acts or omissions of Consultant or of Consultant’s employees, agents or representatives in the performance of Consultant’s duties under this Agreement.

14.All Requested Services under this Agreement shall be provided by Consultant and by no other person.  This Agreement shall not be assigned by Consultant nor shall any work to be performed hereunder be sublet or subcontracted by Consultant.  Tesco may assign this Agreement to any successor to substantially all of the business or assets of Tesco.

15.Except as otherwise provided herein, all notices and written communications under this Agreement shall be effective when received or refused at the addresses set forth below, unless changed by written notice to the other party.

Tesco:	Tesco Corporation
11330 Clay Road, Suite 350
Houston, Texas 77041
Attn:    James Dunlop

Consultant:	Dean Ferris

Houston, TX 770-
16.    This Agreement shall be governed by the laws of the State of Texas.  This Agreement comprises the entire agreement between Tesco and Consultant as to the services provided hereunder.  No amendment or modification of this Agreement shall be effective for any purpose whatsoever unless in writing and signed by both parties. There are no agreements, understandings, conditions or representations, express or implied with reference to the subject matter hereof that are not merged herein or superseded hereby.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the Requested Services and no other agreement relating to the subject matter of this Agreement not contained herein shall be valid or binding.  This Agreement, however, does not supersede Consultant’s Employment Agreement with the effective date of August 3, 2010, as amended, or any post-termination Separation and Release Agreement (or similar agreement).
17.    Tesco’s and Consultant’s rights to require strict performance of each other’s obligations shall not be affected in any way by any previous waiver, forbearance or course of dealing.
18.    If any part of this Agreement shall be held unenforceable, the rest of this Agreement will nevertheless remain in full force and effect.
19.    This Agreement will be effective November 16, 2015, so long as it is executed by Consultant, and returned to Tesco’s Vice President of Human Resources, James Dunlop, on or before November 20, 2015. If it is not executed by Consultant, and returned to Tesco’s Vice President of Human Resources, James Dunlop, on or before November 20, 2015, then this Agreement will be null and void and cannot be accepted by Consultant after that date.

20.    The parties warrant and represent that they have read this entire Agreement, including any attachments, have had ample time to consider same, fully understand all of its provisions and knowingly and voluntarily accept and execute this Agreement of their own free will and without any undue influence or coercion.
EXECUTED at Houston, Texas, on the 23rd day of November 2015.
CONSULTANT

/s/ Mihial Dean Ferris
MIHAIL DEAN FERRIS
EXECUTED at Houston, Texas, on the 19th day of November 2015.
TESCO CORPORATION

By	/s/ Fernando R. Assing
Fernando R. Assing
President & CEO